Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – JULY 30, 2012
[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2012 fourth quarter and year end investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2012 fourth quarter and year end investor conference call. The agenda for today’s call will include a discussion of our fourth quarter and year end financial results and a review of our company’s goals going forward.

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Fiscal year 2012 was a challenge for the company due to the losses incurred by one of our seven operation centers. As first discussed in our March 2012 investor conference call, the Trenton Operations had cost overruns on certain projects which generated collective losses of $9.2 million in EBITDA for the fiscal year ended April 30, 2012. However, the good news is that six of our seven operations centers were profitable from an EBITDA perspective. For the year ended April 30, 2012, the remaining operations centers have generated an EBITDA profit of $3 million compared to an EBITDA loss of $3 million during the same period a year ago. This represents a significant improvement. In addition, the projects that experienced cost overruns have been for the most part completed.

The most significant of these projects is healthcare project that was awarded to WPCS for $14.5 million which will cost us an estimated $20.5 million to complete. Based on the increased cost to complete on this project, we have accrued the total expected loss for this project in fiscal year 2012. However, we are submitting a substantial claim against the project owner on this project for significant cost overruns as a result of significant delays, disruptions and construction changes which were beyond our control and required us to perform additional work. If we are successful in obtaining a settlement, it will enhance our financial performance for our current fiscal year. At the moment, our projections for fiscal year 2013 do not contain any proceeds from a settlement.

Due to the project losses this past fiscal year, our balance sheet was adversely affected from a liquidity point of view. To replenish the balance sheet and rebuild our equity, WPCS decided to sell the assets of two operation centers for $5.5 million on July 25th, 2012. The proceeds from this transaction allowed us to extinguish our debt with Sovereign Bank and improved our working capital position so that we can sponsor profitable growth in the quarters ahead.

The management team is working to strengthen the balance sheet. Combined with this fiscal year’s guidance of approximately $60 million in revenue and $1.0 million in EBITDA, we believe that our turnaround from two difficult fiscal years is well underway. Our ability to improve shareholder value in the near future has increased significantly.

By the way, the two operation centers sold provided wireless product integration services which are different from the wireless services provided by our remaining operations that continue to focus on design-build engineering services for communications infrastructure. Our core services strategy for the healthcare, public services and energy markets remains intact.

In the fourth quarter ended April 30, 2012, WPCS posted a consolidated EBITDA loss of $7.6 million which again is attributable to the losses for the projects mentioned at our Trenton Operations. For fiscal year 2012 ended April 30, 2012, WPCS had a consolidated EBITDA loss of $11.2 million from the project losses in our Trenton Operations. We would like to emphasize that excluding the performance at our Trenton Operations, our remaining operation centers generated $3.0 million in positive EBITDA for fiscal year 2012 ended April 30, 2012 compared to a loss of $3.0 million in EBITDA one year ago. This is an important point as it indicates that the other operation centers are performing. The management team is confident that we can turnaround the Trenton Operations and have all five remaining operation centers performing successfully in fiscal year 2013 which commenced May 1, 2012.

For clarification, WPCS defines EBITDA as earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time charges from the loss of discontinued operations and the strategic alternatives effort as well as non-cash charges from deferred tax asset valuation allowances, acquisition-related earn-out costs and goodwill and other intangible assets impairments. These charges are also excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the financial performance of our continuing operations.

As discussed, WPCS is expecting to generate positive EBITDA results from our five remaining operation centers in fiscal year 2013, which ends April 30, 2013. We believe our future quarters look promising. The bid list at the end of our fiscal year 2012 stood at $87 million for these remaining operation centers. We are continuing to see active bidding in the market. Our commitment to quality workmanship and our special certifications in design-build engineering continue to give us a competitive advantage during this economic recovery. As evidenced in the press releases announcing new contracts, customers continue to seek bids from WPCS because of our outstanding reputation.

At the end of fiscal year 2012, WPCS continues to maintain a healthy backlog of approximately $24 million for these five operation centers, comprised of a variety of projects in the public services, healthcare and energy sectors. Our goal in the next few quarters is to convert more of our bids into backlog. We are confident we can do so. The conversion of these bids to backlog and the effective management of projects through completion will give us the opportunity to increase our EBITDA performance and get back to positive earnings per share results in the future.

Our management team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. For fiscal year 2012, the consolidated gross margin was 9% compared to 18% for the same period one year ago. The year-to-date gross margin decline is specifically related to the project losses at our Trenton Operations. However, if we were to exclude the gross margin impact of the fades in profit for the specific projects at our Trenton Operations, the consolidated gross margin was 19% which is more in line with our estimates. We anticipate that the gross margins will improve to a range of 23% to 25% in the quarters ahead. If we can achieve these levels, it should enhance future EBITDA performance. SG&A expense as a percent of revenue for the year ended April 30, 2012, was approximately 22% compared to 25% for the same period last year. The reduction in SG&A percentage is attributed to cost savings from headcount reductions, operational efficiencies including the consolidation of some operation centers and lower net strategic alternatives costs due to the winding down of this effort.

In regards to revenue, for the fourth quarter of fiscal year 2012, WPCS generated $20.2 million compared to $16.2 million for the same period a year ago. For fiscal year 2012, WPCS generated $92.4 million in revenue compared to $84.1 million in revenue for the same period a year ago. In the fourth quarter, WPCS reported a net loss of $8.5 million or $1.23 per diluted share compared to a net loss of $27.0 million or $3.89 per diluted share for the same period a year ago. For fiscal year 2012 ended April 30, 2012, WPCS reported a net loss of $20.5 million or $2.95 per diluted share compared to a net loss of $36.8 million or $5.30 per diluted share for the same period a year ago. The net loss for fiscal 2012 includes a non-cash charge of $9.3 million related to valuation allowances for deferred tax assets and a $1.8 million loss from discontinued operations. As a result of the losses incurred by our Trenton Operations in fiscal 2012, WPCS re-evaluated the realization of deferred tax assets in light of the change in our current financial performance and established a full valuation allowance on its U.S. federal and state deferred tax assets. The revenue segmentation for fiscal year 2012 was approximately 29% wireless communication, 7% specialty construction and 64% electrical power.

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In summary, fiscal year 2012 was a challenging year. The losses at the Trenton Operations were a set back for us. However, the management team is working diligently to restore WPCS to a healthier financial position. With these losses behind us, we are now looking ahead towards a much more successful year that will allow us to rebuild shareholder value.

I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2012 fourth quarter and year end investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 46147 as the program identification number.

This will conclude the call.

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